EXHIBIT 21.1

McDERMOTT INTERNATIONAL, INC.

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

YEAR ENDED DECEMBER 31, 2010

NAME OF COMPANY	JURISDICTION OF ORGANIZATION	PERCENTAGE OF OWNERSHIP INTEREST
McDermott International Investments Co., Inc.	Panama	100
J. Ray McDermott, S.A.	Panama	100
North Atlantic Vessel, Inc.	Panama	100
J. Ray McDermott (Aust.) Holding Pty Limited	Australia	100
McDermott Australia Pty Ltd	Australia	100
Hydro Marine Services, Inc.	Panama	100
McDermott Far East, Inc.	Panama	100
P. T. McDermott Indonesia.	Indonesia	75
J. Ray McDermott International, Inc.	Panama	100
McDermott Middle East, Inc.	Panama	100
McDermott Eastern Hemisphere, Ltd.	Mauritius	100
J. Ray McDermott Far East, Inc.	Panama	100
McDermott Arabia Company Limited	Saudi Arabia	34
J. Ray McDermott (Luxemburg) S.ar.l.	Luxemburg	100
J. Ray Holdings, Inc.	Delaware	100
J. Ray McDermott Holdings, LLC.	Delaware	100
McDermott, Inc.	Delaware	100

The subsidiaries omitted from the foregoing list, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.